Exhibit 99.1
CORPORATE PARTICIPANTS
Christopher Oddleifson Independent Bank Corp. – President & CEO
Rob Cozzone Independent Bank Corp. – CFO

CONFERENCE CALL PARTICIPANTS
Mark Fitzgibbon Sandler O'Neill -Analyst
Laurie Hunsicker Compass Point -Analyst
Collyn Gilbert KBW -Analyst

PRESENTATION

Operator

Good morning and welcome to the Independent Bank Corp third quarter 2015 earnings call. All participants will be in listen-only mode.

(Operator Instructions)

This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our annual report on Form 10-K and our earnings press release. Independent Bank Corp cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise. Please note that this event is being recorded.

I would now like to turn the conference over to Mr. Christopher Oddleifson. Please go ahead.

Christopher Oddleifson Independent Bank Corp. – President & CEO

Good morning, everyone, and thank you for joining us this morning. With me is Rob Cozzone, our Chief Financial Officer, who will cover our financial results in more detail following my comments.

We sustained our track record of delivering solid financial performances, with a strong third-quarter result. Core earnings came in at $18.6 million or $0.71 per share, nicely above both prior-quarter and prior-year results. The quarter featured many positive trends. Commercial loan activity was fairly robust, with a portfolio growth of 5% annualized. Our loan pipeline remains pretty flush.

Now, the heated competitive environment has not eased at all. Our pull-through rate on origination is still pressured. Yet the positive here is that we are at the forefront of the deal flow and get a good look at a very large number of credits.

Fee income generation has been encouraging, with good growth in core areas such as deposits, interchange and mortgage banking in the third quarter. Investment management revenues have been tempered by the recent weakness in the equity markets but is most definitely a source of long-term growth for us. Liquidity is in great shape, with core deposits at 88% of total deposits with a healthy demand deposit component. This has served to keep our overall cost of funds at a low rate.

Credit quality continues to be stellar, with a loss rate of a few basis points this year, along with nonperforming asset levels and delinquency rates at very low levels. This is not a recent achievement but a long-standing point of distinction for us as a highly disciplined lender. We're certainly not naive to the ebb and flow of credit cycles and we know that credit costs have really nowhere to go but up from here but we do feel confident we will continue to outperform our peers in this regard.

Capital continues to steadily build, providing an ample base of support to future growth. Tangible book value per share rose again and now sits at about 12% above where it was a year ago and our tangible common is nearly 8% now. We continue to generate attractive returns with an ROA of 1% and ROE approaching 10%.

But beyond the numbers, progress continues on a number of fronts. The acquisition of Peoples Federal is turning out to be a real home run for us. It has accelerated our inroads into the highly desirable Boston markets and we are delighted that the Peoples senior lender has joined our team, as he knows that market so well and is doing a great job generating new business by capitalizing on our greater lending capacity and product set.

We also continue to add experienced talent to our franchise in many areas across the bank. Customers are clearly responding to our price or promotion of the Rockland Trust brand. Our consistently high rankings in customer service on loyalty surveys bear this out, as does the steady growth in new households and new business volumes. So all in all, things are going pretty well.

Locally, Massachusetts has fared well compared to the rest of the country. Statewide relative GDP grew at an estimated annual growth rate of
5.4% in Q2 versus about 2.7% for the US and statewide unemployment rate is now 4.6% and lower than that in the Boston area.

As we all know, market rates have been a subject of much debate, especially over the last month or so, and regardless of Fed action we believe we are well-positioned. Looking ahead, of course this is the time of year where our planning efforts for next year and beyond are in full swing. It's all about growing the franchise, how to best capitalize on our competitive advantage and adapting to the competitive environment and changing customer preferences. We'll continue to intelligently invest in key areas while keeping a close eye on the bottom line. True to our nature, we remain grounded in our assumptions about the operating environment, especially in light of the prevailing economic and political uncertainty. One thing that hasn't changed is our confidence in our ability to grow and add value to our customers, our colleagues and the shareholders.

Thank you. Rob?

Rob Cozzone Independent Bank Corp. – CFO

Thank you, Chris, and good morning. I will provide more detail on our third-quarter results. Independent Bank Corp reported net income of $18.6 million and GAAP diluted earnings per share of $0.71 in the third quarter of 2015. This compared to net income of $17.5 million and GAAP diluted earnings per share of $0.67 in the prior quarter.

The prior quarter included a number of items that the Company considers to be non-core while the third quarter had no such items. When excluding non-core items, operating diluted earnings per share increased 4.4% versus the linked quarter and year-to-date operating diluted earnings per share have increased 12% versus 2014.

As Chris mentioned, return on average assets and return on average equity were strong at 1.03% and 9.75% respectively for the quarter. In addition, return on tangible common equity was north of 13.5% in the quarter.

Strong earnings results continue to drive growth in tangible book value per share, which increased by $0.59 during the quarter and now stands at $20.81 or $2.15 higher than a year ago. Likewise, tangible common grew nicely to 7.9% in the quarter.

Results for the quarter were largely as expected, as solid new business opportunities continued. Total loans increased 1.2% during the quarter, with the commercial book continuing to lead the charge. Within the commercial portfolio, typical seasonal utilization led to a 10.6% increase in the construction book. That increase was partially offset by a 1.2% decline in the C&I book as business sale related pay downs were on the rise.

The home equity portfolio also continues to experience healthy growth as our direct mail offers continue to resonate with existing customers and in-market prospects. Our ability to penetrate acquired geographies with home equity product has steadily improved. As expected, the rate of decline in the residential book slowed during the quarter as a reduction in finance-related payoffs was coupled with higher closings. All loan pipelines remain healthy at the end of the third quarter and with an approved commercial loan pipeline of approximately $163 million at September 30th, moderate organic growth should continue despite the intense competitive environment.

Total deposits declined approximately 1% during the quarter, largely due to a decrease in the Company's more volatile tax section 1031 exchange business, along with a seasonal decrease in government banking deposits. Despite those decreases, core deposits, with its sizable demand component, are up 7.2% organically year to date and at September 30th, as Chris mentioned, represented 88% of total deposits. As a result, the Company's cost of deposits held at a low 20 basis points for the third quarter.

The net interest margin contracted as expected by 4 basis points to 3.39% during the quarter. The decline is reflective of higher average short-term investment balances, along with ongoing pressure on loan yields, partially offset by a 3 basis point positive impact from the prepayment of a security. Barring a rate increase, the core margin is likely to continue to gradually contract over the next few quarters as a result of lower loan yields.

The positive asset quality trend continued in the third quarter, with net charge-offs of only 4 basis points of average loans. The provision for loan loss increased $100,000 versus the prior quarter to $800,000 as we added to reserves to accommodate loan growth. In addition, nonperforming asset levels continue to be very low at only 45 basis points of total assets at September 30th.

Non-interest income on an operating basis was relatively flat versus the strong second quarter. Deposit account fees and interchange and ATM fees were up 6% combined and continue to benefit from core customer acquisition and cross-selling activity. Investment management income declined 10% primarily due to tax prep fees received in the prior quarter and a market-driven decline in assets under management in the current quarter. However, strong new asset flows continue.

Mortgage banking income, which was up over 20% in the quarter, continued to benefit from increased home purchase activity, low rates and a gradually expanding complement of experienced residential loan originators. Loan level derivative income, which varies considerably with customer demand, was healthy at almost $1 million for the quarter, although down from a very strong second quarter. In total, fee income represented 26% of revenue for the quarter.

Subsequent to quarter end, the Federal Home Loan Bank of Boston initiated an excess stock repurchase plan, which resulted in the repurchase of approximately $23 million of Home Loan Bank stock. That repurchase is expected to reduce Federal Home loan Bank dividend income, which is reflected within other non-interest income, by approximately $200,000 in the fourth quarter as compared to the third quarter. Non-interest expense on an operating basis was consistent with the prior quarter at approximately $47 million.

Now, shifting to 2015 guidance. During our last conference call, we refined our 2015 operating diluted earnings per share guidance to be at the upper end of the original range of between $2.63 and $2.73. With our strong third-quarter results, we anticipate achieving the upper end of that range.

That concludes my comments. Chris?

Christopher Oddleifson Independent Bank Corp. – President & CEO

Thank you, Rob. So now we're ready for some questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Mark Fitzgibbon, Sandler O'Neill.

Mark Fitzgibbon Sandler O'Neill – Analyst

Good morning, gentlemen. The first question I had for you -- you guys have done a great job of sort of driving down your funding costs. But your cost of funds is pretty low compared to your peers today. Do you think you still have any room to kind of push on that side of the balance sheet?

Rob Cozzone Independent Bank Corp. – CFO

The remaining room is certainly pretty marginal on the deposit front, Mark. On the wholesale front, we don't expect to see a significant decline during 2016 but heading into 2017 we do have some wholesale funding that will reprice lower, assuming no significant increase in the rates before then. So I wouldn't expect much relief on the funding cost side over the next four quarters or so. As we head into 2017 we will see some relief though.

Mark Fitzgibbon Sandler O'Neill – Analyst

Given that it looks like rate increases could still be a ways off and your balance sheet is really asset sensitive, are you doing anything to reduce the asset sensitivity of the balance sheet or are you going to kind of hold the rate sensitivity position as it is?

Rob Cozzone Independent Bank Corp. – CFO

We continue to think the prudent thing is to do what we have been doing, which is focusing on generating primarily floating rate assets. So certainly on the loan side of the book we continue to anticipate doing that. However, we have -- not just recently but over the last several quarters, because of our assets sensitivity have been comfortable putting slightly longer-term investments into our investment book. So some of the investments that we have purchased really over the last couple of years have had a longer duration than maybe we would have done on a historical basis. So that's given us some flexibility to take on a little bit of duration risk there but from a lending perspective, the plan is to kind of stay the current path.

Just to follow up to your first question, Mark, you should have noticed on the balance sheet that we had a wholesale repurchase agreement that matured during the quarter and that will have a benefit to our cost of funds heading into the fourth quarter to the tune of about a basis point.

Mark Fitzgibbon Sandler O'Neill – Analyst

Then lastly, I think you said previously that advertising expenses would drop in the fourth quarter. If you take that into consideration, should we expect non-interest expenses to be sort of flattish overall with the third quarter, do you think?

Rob Cozzone Independent Bank Corp. – CFO

No, you should expect them to be lower.

Mark Fitzgibbon Sandler O'Neill – Analyst

Lower, okay. Great, thank you.

Operator

Laurie Hunsicker, Compass Point.

Laurie Hunsicker Compass Point – Analyst

Good morning, Chris and Rob. Just to follow up on Mark's question on advertising, so I know in June you were $1.9 million in advertising expense versus March you were around $800,000. What was the number in September? It was buried in the other numbers.

Rob Cozzone Independent Bank Corp. – CFO

It was about $1.5 million.

Laurie Hunsicker Compass Point – Analyst

$1.5 million. Approximately where does that drop to in fourth quarter? Is that back to that $800,000 run rate, or --?

Rob Cozzone Independent Bank Corp. – CFO

I don't have the exact number for the fourth quarter, Laurie, but you should expect to see in total non-interest expense at least a $1 million decline heading into the fourth quarter.

Laurie Hunsicker Compass Point – Analyst

Okay. Then is the advertising going to sort of be a seasonally up number in June or September or was that just more in conjunction with the closing of the PEOP?

Rob Cozzone Independent Bank Corp. – CFO

Historically those have been the most active periods for us for advertising.

Laurie Hunsicker Compass Point – Analyst

Okay, great, thanks. Then accretion income in the quarter -- what was that?

Rob Cozzone Independent Bank Corp. – CFO

It was pretty consistent with last quarter at about $600,000.

Laurie Hunsicker Compass Point – Analyst

So that's roughly 4 basis points or so of your margin?

Rob Cozzone Independent Bank Corp. – CFO

Yes, 3 to 4, yes.

Laurie Hunsicker Compass Point – Analyst

3 to 4, okay. Then I noticed your investment management income was down slightly. Where are assets under management and how do you think about that going forward?

Rob Cozzone Independent Bank Corp. – CFO

They're currently at $2.5 billion so rounded, they were down $100 million versus last quarter and that is entirely market-driven. As I said in my prepared comments, new business flow is strong. We're having a lot of success in our Boston office and those assets are growing nicely and the pipeline looks good. So we expect new business volumes to continue at strong levels like they have been over the last couple of years. One thing that is happening a little bit though is that all asset classes are down and some asset classes down even more than equities and so that's causing the drag on the total portfolio.

Laurie Hunsicker Compass Point – Analyst

Would you all look to do an acquisition in that area to build assets or how do you think about that?

Christopher Oddleifson Independent Bank Corp. – President & CEO

Laurie, we'd love to do an acquisition in that area and we actually over the years have gotten to know the market. The difficulty in that space is cultural integration is profoundly different when you're thinking about integrating RIAs versus integrating banks. The one acquisition we made back in 2007, the principals were clearly ready to retire due to sort of age and health reasons and the more junior principals had worked in a bank years ago so they integrated very well with our culture. The RIAs that are typical of the size that we would sort of be interested in purchasing typically are very, very entrepreneurial and very firm on their view on their approach and integration is difficult. So I'd say yes but it's a lot tougher to do it in the bank space.

Laurie Hunsicker Compass Point – Analyst

Okay and then Chris, I guess last question to that point. How do you think about bank acquisitions? Now that Peoples is digested, how are you looking at that landscape?

Christopher Oddleifson Independent Bank Corp. – President & CEO

Now, we have had a great track record in acquisitions. When you take a look over the last decade, they've actually been very important in terms of our -- where we are today, the scale, the heft, our ability to cover some of the increased regulatory expense. I'd love to do more acquisitions but the banks are sold, not bought. If the Board of Directors decide that that's something they want to explore, I hope I'm at the table.

Laurie Hunsicker Compass Point – Analyst

Just to that point, will you refresh us on directionally how far outside of your footprint you would consider expanding?

Christopher Oddleifson Independent Bank Corp. – President & CEO

Yes, if I can clear my throat I certainly will. Hold on a second.

Rob Cozzone Independent Bank Corp. – CFO

I'll cover for him for now, Laurie. What we have said is we certainly like Eastern Massachusetts. As you know, the vast majority of the economy is within eastern Massachusetts for all of New England. We're comfortable going out west as far as Worcester, probably not further than that, north as far as Southern New Hampshire and Southern Maine and south maybe into Rhode Island. We already have, obviously, a loan production office and investment management office in Providence but no branch currently in Rhode Island. So that's generally the geography that we are focused on and comfortable with.

Christopher Oddleifson Independent Bank Corp. – President & CEO

We're fortunate that we are sort of smack dab in the middle of the economic center of New England. So thinking about expanding sort of in concentric circles from where we are, a little more north, a little more south, a little more west -- try not to go into the ocean, east -- is sort of a logical thing for us and has been quite successful for us in the past.

Laurie Hunsicker Compass Point – Analyst

Great. Thank you very much.

Operator

(Operator Instructions). Collyn Gilbert, KBW.

Collyn Gilbert KBW – Analyst

Thanks. Good morning, guys. Can we just talk a little bit about your construction portfolio? I know you had indicated that there is some seasonal uptick that you see in the third quarter. But just in general, I know you guys I think at the beginning of the year were talking optimistically about your opportunities within construction. Just sort of give us an update on where things stand and what you think you could do into next year within that portfolio.

Rob Cozzone Independent Bank Corp. – CFO

The increase, as I said in my comments, and balances of outstandings was pretty much all driven by drawdowns on existing lines that had been booked in previous quarters. Heading into the fourth quarter, Collyn, as you might expect, that tends to reverse so we wouldn't expect a further increase in the construction book in the fourth quarter. In terms of a longer-term view, certainly there continues to be lots of activity within our footprint and especially within the Greater Boston area, some of which makes us a little bit nervous and we're not interested in participating in.

So we have been pleased with the disciplined growth that we've had to date. At the current time we expect to have kind of a similar trajectory over the next several quarters, strip out the seasonal changes. But there certainly is some concerning signs within construction and within commercial real estate in general within the Greater Boston area.

Collyn Gilbert KBW – Analyst

Okay. What are the types of projects where you are feeling comfortable underwriting to and kind of the pricing that you're seeing on some of those types of projects?

Rob Cozzone Independent Bank Corp. – CFO

It's really no change. I mean, it's kind of been our standard bread-and-butter that we've been involved in all along. A lot of it is multifamily. It's not the premium luxury multifamily type towers you see going up in downtown Boston but it's the smaller units that still have attractive price points. There's mixed-use commercial development in there.

So really no change in what we've done historically. Loan sizes are little bit larger on average than what we have done historically but it's been very consistent from a geography perspective. It's pretty well spread out across our geography. Certainly the deals within Greater Boston are larger so they tend to make up a higher percentage of the dollars. But not to a great extent.

Collyn Gilbert KBW – Analyst

Okay, that's helpful.

Rob Cozzone Independent Bank Corp. – CFO

In terms of pricing, pricing is very competitive. We've been able to hold the line for the most part. In construction you do get a little bit of a premium over general CRE. It's nice, it tends to be floating rate so that's good, too.

Collyn Gilbert KBW – Analyst

Okay, that's helpful. Then, just thinking about the trends again a little bit longer term within the swap income line, what are you guys seeing with your borrower behavior? Is there a -- and kind of what are you anticipating going into the year? Is there any fallout from what we've seen kind of globally with what your borrowers are -- the confidence that some of your borrowers have? I guess when we were looking at the Beige Book, I think it indicated that refinancing started to slow overall for the first time in many years. So just trying to see how that translates into what your customers are thinking and doing.

Rob Cozzone Independent Bank Corp. – CFO

Yes, we've been pretty successful with refinancing some of our existing swap book and so that generates a new swap fee when we're able to do that and that's attributed to the fact that rates are in many cases lower today than they may have been when the original swap was put on. So some of the activity we've seen is related to that.

Borrower perception can vary significantly. We have a segment of our borrowers that recognize that rates are at historic lows. They are not interested in maybe gambling with rate increases, very comfortable at the low fixed rate that they can get and so will swap their loans all day long to get that longer-term fixed rate. Other borrowers that may be a little bit more sophisticated have been paid to sit by and float. So they pay close attention to what's happening with interest rates and what interest rate expectations are and so they are often comfortable staying non-swapped at a floating-rate.

So it varies pretty considerably. We have a pretty good pipeline of loans being swapped heading into the fourth quarter but quarter to quarter, that number will continue to be volatile.

Collyn Gilbert KBW – Analyst

Okay, that's helpful. Then one last question on credit. Chris, I know in your opening comments you had indicated your awareness of the credit cycles and you guys -- certainly, your credit quality has just been super strong. Is there sort of a range that you're all thinking about where that provision goes or a range of net charge-offs? Just trying to see the recognition that we are at a low level and it inevitably is going to need to go higher. How are you thinking about that into next year?

Christopher Oddleifson Independent Bank Corp. – President & CEO

Well, we're not ready to sort of give direct guidance for next year but I will say this, that the skies look really clear. I mean, they look really good, as far as we can see, but being folks that have lived through a few cycles, that sort of just by definition makes you nervous. So we can't point to anything or see anything on the horizon but we do know the business cycles probably have not been repealed.

Collyn Gilbert KBW – Analyst

Okay, I'll leave it there. Thanks, guys.

Operator

(Operator Instructions).

Christopher Oddleifson Independent Bank Corp. – President & CEO

Okay. So there are no more questions?

Operator

There are no further questions at this time.

Christopher Oddleifson Independent Bank Corp. – President & CEO

Well, thank you very much, everybody. We look forward to talking to you in the new year, 2016.

Rob Cozzone Independent Bank Corp. – CFO

Thank you.

Christopher Oddleifson Independent Bank Corp. – President & CEO

Bye.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.